EXHIBIT 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

1.    Biorem Technologies Inc.

2.    Ecoval Corporation

3.    Gemprint(TM)Corporation

4.    SRE Controls Inc

5.    Petrozyme Technologies Inc.